Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Relations:

800-348-1074, ext. 3333

Carrols Restaurant Group, Inc. Reports Financial Results for the Fourth Quarter and Full Year 2010; Announces its Intention to Separate its Hispanic Brand and Burger King Restaurant Businesses Into Two Public Companies

Syracuse, New York — (Businesswire) — February 24, 2011 — Carrols Restaurant Group, Inc. (Nasdaq: TAST), the parent company of Carrols Corporation, today announced financial results for the fourth quarter and full year ended January 2, 2011.

Carrols also announced its intention to pursue the splitting of the Company’s business into two separate, publicly traded companies through the tax-free spin-off of its Hispanic Brands to the Company’s stockholders. The company to be spun-off will own and operate the Pollo Tropical® and Taco Cabana® businesses which had combined revenues of $439.1 million in 2010. Carrols Restaurant Group, Inc. will continue to own and operate its more than 300 franchised Burger King® restaurants.

Alan Vituli, Chairman and Chief Executive Officer of Carrols Restaurant Group, Inc., commented, “The separation of our Hispanic Brand and Burger King restaurant businesses is a natural evolution for Carrols. We believe that the separation will enable each company to better focus on its respective opportunities as well as to pursue its own distinct plan and growth strategy. We also believe that a separation offers the potential for improving shareholder value as each publicly traded company will be better positioned to align its business with its respective shareholders’ objectives.”

The Company currently plans to refinance its existing debt and to separately finance the Burger King and Hispanic Brand businesses to facilitate the contemplated separation. The Company is also developing detailed plans for the proposed spin-off. The separation plan, including transaction structure, timing, composition of senior management and the Boards of Directors, capital structure and other matters, will be subject to approval by the Company’s Board of Directors, customary regulatory and other approvals and the receipt of a favorable IRS tax ruling, among other things. The Company expects to complete the spin-off by the end of 2011. Further details will be disclosed at a later date.

Highlights for the 13-week fourth quarter of 2010 versus the 14-week fourth quarter of 2009 include:

•	Total revenues were $194.9 million in the fourth quarter of 2010 compared to $209.7 million. One extra week in the 2009 fiscal year contributed $13.6 million in revenues;

•	Comparable restaurant sales (on a comparable 13 week basis) increased 10.7% at Pollo Tropical, increased 2.3% at Taco Cabana, but decreased 6.1% at Burger King; and

•

Net income for the fourth quarter of 2010 was $2.6 million, or $0.12 per diluted share, compared to net income of $4.1 million, or $0.19 per diluted share in the prior year. Earnings in the fourth quarter of 2010 were after impairment and other lease charges of $3.2 million, or $0.10 per diluted share after tax, and favorable adjustments to the Company’s tax provision of $0.6 million, or $0.03 per diluted share. Earnings in the fourth quarter of 2009 included impairment and other lease charges of $2.4 million, or $0.07 per diluted share after tax. The extra week in 2009 contributed net income of $0.07 per diluted share.

Highlights for the 52-week full year 2010 versus the 53-week full year 2009 include:

•	Total revenues were $796.1 million in 2010 compared to $816.1 million;

•	Comparable restaurant sales (on a comparable 52 week basis) increased 7.4% at Pollo Tropical, increased 0.3% at Taco Cabana, but decreased 4.3% at Burger King;

•

Net income for 2010 was $11.9 million, or $0.55 per diluted share, compared to net income of $21.8 million, or $1.00 per diluted share in 2009. Both years included non-recurring gains and impairment and other lease charges, which in the aggregate reduced earnings by $0.21 per diluted share in 2010 and $0.06 per diluted share in 2009; and

•	Total outstanding indebtedness was reduced $19.6 million to $263.5 million as of January 2, 2011.

As of January 2, 2011, the Company owned and operated 551 restaurants, including 305 Burger King, 91 Pollo Tropical and 155 Taco Cabana restaurants, and franchised 34 restaurants.

Mr. Vituli commented, “We were pleased with the continued momentum at both Pollo Tropical and Taco Cabana during the fourth quarter. We are clearly benefitting from the success of new menu additions along with our promotional activity. We are also gaining traction from the remodeling and elevation of more than 40 Hispanic Brand restaurants in certain markets. Our actions better align our dining experience with our food quality and have broadened our customer base. We believe that our initiatives to improve the positioning of Pollo Tropical and Taco Cabana will provide a solid foundation for sustainable long-term growth.”

Mr. Vituli continued, “During the fourth quarter, Burger King was negatively impacted by aggressive competition, discounting, harsh winter weather conditions, and higher beef costs, which led to both lower sales and restaurant-level profitability compared to last year. In 2011, Burger King Corporation, under new ownership and leadership, will be employing a ‘back to basics’ approach to regain lost market share, with a focus on core products and less discounting activity. We hope that these efforts help customers reconnect with the Burger King brand and favorably impact sales, margins and operating profits.”

Fourth Quarter 2010 Results

Total revenues decreased 7.1% to $194.9 million in the fourth quarter of 2010 from $209.7 million in the fourth quarter of 2009, while revenues from the Company’s Hispanic Brands decreased 0.5% to $109.3 million from $109.8 million. The fourth quarter of 2010 was a 13 week period, while the fourth quarter of 2009 was a 14 week period.

Pollo Tropical revenues increased 5.1% to $47.4 million during the fourth quarter of 2010 from $45.1 million in the fourth quarter of 2009. On a comparable 13 week basis, Pollo Tropical comparable restaurant sales increased 10.7% and total revenues increased 12.5%.

Taco Cabana revenues decreased 4.5% to $61.8 million during the fourth quarter of 2010 from $64.7 million in the fourth quarter of 2009. On a comparable 13 week basis, Taco Cabana comparable restaurant sales increased 2.3% and total revenues increased 2.3%.

Burger King revenues decreased 14.2% to $85.6 million during the fourth quarter of 2010 from $99.9 million in the fourth quarter of 2009. On a comparable 13 week basis, Burger King comparable restaurant sales decreased 6.1% and total revenues decreased 8.3%.

General and administrative expenses increased to $13.8 million during the fourth quarter of 2010 from $13.2 million in the fourth quarter of 2009, and as a percentage of total revenues, increased from 6.3% to 7.1%.

Income from operations decreased to $7.6 million during the fourth quarter of 2010 from $11.2 million in the fourth quarter of 2009, and as a percentage of total revenues, decreased from 5.4% to 3.9%.

Interest expense held steady at $4.7 million in both the fourth quarter of 2010 and 2009.

Impairment and other lease charges were $3.2 million in the fourth quarter of 2010. Impairment charges for Pollo Tropical were $2.2 million including charges related to two restaurants in Orlando, one of which was closed in January 2011, and $0.8 million related to a New Jersey restaurant. Lease termination charges were $0.7 million including charges related to one Pollo Tropical restaurant closed in the fourth quarter of 2010 and five other restaurants previously closed. There were also $0.3 million in impairment charges related to four Burger King restaurants.

Net income in the fourth quarter of 2010 was $2.6 million, or $0.12 per diluted share, compared to net income in the fourth quarter of 2009 of $4.1 million, or $0.19 per diluted share. The fourth quarter of 2010 included $3.2 million in impairment and other lease charges ($0.10 per diluted share, after tax) while the fourth quarter of 2009 included $2.4 million in impairment and other lease charges ($0.07 per diluted share, after tax).

Full Year 2010 Results

For 2010 (which included 52 weeks), total revenues decreased 2.5% to $796.1 million from $816.1 million in the same period last year (which included 53 weeks). Net income was $11.9 million in 2010, or $0.55 per diluted share, compared to $21.8 million, or $1.00 per diluted share, in 2009. Both years included non-recurring gains and impairment and other lease charges, which in the aggregate, reduced net earnings by $0.21 per diluted share in 2010 and $0.06 per diluted share in 2009.

Full Year 2011 Outlook

The Company is not providing specific earnings guidance for 2011. However, the Company is providing the following information which does not include any impact from the potential spin-off transaction or refinancing:

•

For the Company’s Hispanic Brands, comparable restaurant sales are expected to increase approximately 3% to 5% for Pollo Tropical and to increase approximately 1% to 2% for Taco Cabana. While there is less visibility with regards to Burger King, comparable sales are expected in improve from the 2010 levels;

•	Commodity costs are expected to increase 2.5% to 3.0% for the Hispanic Brands and to increase 5% to 6% for Burger King;

•

The Company plans to open five to ten new Hispanic Brand restaurants and to relocate one Burger King restaurant. It also anticipates the closing of one Pollo Tropical, one Taco Cabana and ten Burger King restaurants (excluding the relocated restaurant);

•	Total capital expenditures are estimated in the $45 million to $55 million range; and

•	The Company’s annual effective tax rate is estimated to be 35% to 36%.

Mr. Vituli added, “Separating Carrols Restaurant Group into two public companies is compelling despite some of the complexities which will be encountered. We believe that Pollo Tropical and Taco Cabana are well positioned for unit growth and expansion. Both brands have broad consumer appeal, serve differentiated food, offer an attractive value proposition and can win new customers from both conventional quick-serve and casual dining restaurants.”

“Carrols’ franchised Burger King restaurant business has the potential for higher sales and improved profitability as Burger King Corporation attempts to expand its market share. Moreover, given the number of restaurants comprising the Burger King system and Carrols’ historical success in acquiring and integrating franchised Burger King restaurants, we believe that there is considerable opportunity for growth through acquisition.”

Mr. Vituli concluded, “Our management team and our employees throughout the Company have all been instrumental in our success to this point and in helping shape the long-term strategic direction of our company. Day to day operations should not be affected by the spin-off nor do we expect such transaction to result in any work force reductions.”

Conference Call Today

The Company will host a conference call to discuss the fourth quarter and full year 2010 financial results today at 8:30 AM Eastern Time.

The conference call can be accessed live over the phone by dialing 877-941-8418 or for international callers by dialing 480-629-9809. A replay will be available one hour after the call and can be accessed by dialing 800-406-7325 or for international callers by dialing 303-590-3030; the passcode is 4414672. The replay will be available until Thursday, March 3, 2011. The call will be webcast live from the Company’s website at www.carrols.com, under the investor relations section.

About the Company

Carrols Restaurant Group, Inc., operating through its subsidiaries, including Carrols Corporation, is one of the largest restaurant companies in the United States. The Company operates three restaurant brands in the quick-casual and quick-service restaurant segments with 551 company-owned and operated restaurants in 17 states as of January 2, 2011, and 34 franchised restaurants in the United States, Puerto Rico, Ecuador, Honduras, Trinidad and the Bahamas. Carrols Restaurant Group owns and operates two Hispanic Brand restaurants, Pollo Tropical and Taco Cabana. It is also the largest Burger King franchisee, based on number of restaurants, and has operated Burger King restaurants since 1976.

Forward-Looking Statements

Except for the historical information contained in this news release, the matters addressed are forward-looking statements. Forward-looking statements, written, oral or otherwise made, represent the Company’s expectation or belief concerning future events. Without limiting the foregoing, these statements are often identified by the words “may,” “might,” “believes,” “thinks,” “anticipates,” “plans,” “expects”, “intends” or similar expressions. In addition, expressions of our strategies, intentions or plans, (including, without limitation, the Company’s consideration of a potential spin-off transaction) are also forward-looking statements. Such statements reflect management’s current views with respect to future events and are subject to risks and uncertainties, both known and unknown. You are cautioned not to place undue reliance on these forward-looking statements as there are important factors that could cause actual results to differ materially from those in forward-looking statements, many of which are beyond our control. Investors are referred to the full discussion of risks and uncertainties as included in the Company’s and Carrols Corporation’s filings with the Securities and Exchange Commission.

The Company currently does not intend to discuss further developments with respect to the potential separation of its Burger King and Hispanic Brand businesses unless and until a specific spin-off plan is further developed or circumstances warrant such disclosure.

Carrols Restaurant Group, Inc.

Consolidated Statements of Operations

(in thousands except share and per share amounts)

	(unaudited)		(unaudited)
	Three Months Ended December 31, (a)		Twelve Months Ended December 31, (a)
	2010	2009	2010	2009
Revenues:
Restaurant sales	$194,531	$209,208	$794,611	$814,534
Franchise royalty revenues and fees	368	489	1,533	1,606

Total revenues	194,899	209,697	796,144	816,140

Costs and expenses:
Cost of sales	58,375	62,162	240,635	237,446
Restaurant wages and related expenses (b)	57,303	62,657	235,075	239,553
Restaurant rent expense	11,955	12,492	48,578	49,709
Other restaurant operating expenses	27,657	29,220	114,643	117,761
Advertising expense	6,902	7,620	30,362	31,172
General and administrative expenses (b)	13,825	13,169	51,021	51,851
Depreciation and amortization	8,144	8,687	32,459	32,520
Impairment and other lease charges	3,231	2,371	7,323	2,771
Other income (c)	(44)	79	(444)	(720)

Total costs and expenses	187,348	198,457	759,652	762,063

Income from operations	7,551	11,240	36,492	54,077
Interest expense	4,661	4,730	18,805	19,638

Income before income taxes	2,890	6,510	17,687	34,439
Provision for income taxes	316	2,363	5,771	12,604

Net income (d)	$2,574	$4,147	$11,916	$21,835

Basic net income per share	$0.12	$0.19	$0.55	$1.01

Diluted net income per share	$0.12	$0.19	$0.55	$1.00

Basic weighted average common shares outstanding	21,626	21,598	21,621	21,594
Diluted weighted average common shares outstanding	21,883	21,846	21,835	21,769

(a)	The Company uses a 52 or 53 week fiscal year that ends on the Sunday closest to December 31. The 2010 fiscal year is a 52 week fiscal period and the 2009 fiscal year was a 53 week fiscal period. For convenience, all references to the three and twelve months ended January 2, 2011 and January 3, 2010, respectively, are referred to as the three and twelve months ended December 31, 2010 and December 31, 2009, respectively. The three months ended December 31, 2010 included 13 weeks and the three months ended December 31, 2009 included 14 weeks.
(b)	Restaurant wages and related expenses include stock-based compensation expense of $11 and $59 for the three months ended December 31, 2010 and 2009, respectively, and $50 and $215 for the twelve months ended December 31, 2010 and 2009, respectively. General and administrative expenses include stock-based compensation expense of $408 and $297 for the three months ended December 31, 2010 and 2009, respectively, and $1,601 and $1,196 for the twelve months ended December 31, 2010 and 2009, respectively.
(c)	Other income in 2010 was due to a gain on an insurance recovery from a fire at a Burger King restaurant. Other income in 2009 included a gain of $579 from an insurance recovery for restaurants damaged during Hurricane Ike, a gain of $220 from the sale of a non-operating Taco Cabana property and a loss of $79 from the sale-leaseback of a Burger King property.
(d)	The consolidated financial results for Carrols Corporation, the sole operating subsidiary of Carrols Restaurant Group, Inc., differ from the above by a slight difference in rent expense. Consolidated net income for Carrols Corporation for the three months ended December 31, 2010 and 2009 was $2,575 and $4,148, respectively, and $11,922 and $21,841 for the twelve months ended December 31, 2010 and 2009, respectively.

Carrols Restaurant Group, Inc.

The following table sets forth certain unaudited supplemental financial and other restaurant data for the periods indicated (in thousands, except number of restaurants):

	(unaudited)		(unaudited)
	Three Months Ended December 31,		Twelve Months Ended December 31,
	2010	2009	2010	2009
Segment revenues:
Burger King	$85,642	$99,857	$357,073	$384,020
Pollo Tropical	47,420	45,103	187,293	177,840
Taco Cabana	61,837	64,737	251,778	254,280

Total revenues	$194,899	$209,697	$796,144	$816,140

Change in comparable restaurant sales: (a)
Burger King	(6.1)%	(3.0)%	(4.3)%	(2.6)%
Pollo Tropical	10.7%	0.3%	7.4%	(1.3)%
Taco Cabana	2.3%	(4.5)%	0.3%	(3.7)%

Adjusted Segment EBITDA: (b)
Burger King	$4,054	$7,931	$19,755	$32,825
Pollo Tropical	7,939	6,702	30,303	26,228
Taco Cabana	7,308	8,100	27,424	31,006

Average sales per restaurant: (c)
Burger King	$282	$310	$1,162	$1,206
Pollo Tropical	517	459	2,053	1,911
Taco Cabana	397	388	1,616	1,607

New restaurant openings:
Burger King	—	1	1	2
Pollo Tropical	2	—	2	1
Taco Cabana	—	1	1	4

Total new restaurant openings	2	2	4	7

Restaurant closings:
Burger King	(1)	(3)	(8)	(5)
Pollo Tropical	(1)	—	(2)	(1)
Taco Cabana	(1)	—	(2)	(2)

Net new restaurants	(1)	(1)	(8)	(1)

Number of company owned restaurants:
Burger King	305	312
Pollo Tropical	91	91
Taco Cabana	155	156

Total company owned restaurants	551	559

	At 12/31/10	At 12/31/09
Long-term debt (d)	$263,513	$283,092

(a)	Restaurants are included in comparable restaurant sales after they have been open for 12 months for Burger King restaurants and 18 months for Pollo Tropical and Taco Cabana restaurants. Comparable restaurant sales are presented on a comparable 13 week basis for the quarter and 52 weeks for the year.
(b)

Adjusted Segment EBITDA is defined as earnings attributable to the applicable segment before interest, income taxes, depreciation and amortization, impairment and other lease charges, stock-based compensation expense, other loss (income)

and gains and losses on extinguishment of debt. Adjusted Segment EBITDA is used because it is the measure of segment profit or loss reported to our chief operating decision maker for purposes of allocating resources to the segments and assessing each segment’s performance. This may not be necessarily comparable to other similarly titled captions of other companies due to differences in methods of calculation. Adjusted Segment EBITDA for Burger King restaurants includes general and administrative expenses related directly to the Burger King segment as well as the expenses associated with administrative support to all three of the Company’s segments including executive management, information systems and certain accounting, legal and other administrative functions.

(c)	Average sales for company-owned or operated restaurants are derived by dividing restaurant sales for such period for the applicable segment by the average number of restaurants for the applicable segment for such period. For comparative purposes, the calculation of average sales per restaurant is based on a comparable 13 week basis for the quarter and 52 weeks for the year, and in 2009 excludes restaurant sales for one extra week in the fourth quarter and the full year.
(d)	Long-term debt (including current portion) at January 2, 2011 included $165,000 of the Company’s 9% senior subordinated notes, $87,250 of outstanding borrowings under its senior credit facility, $10,061 of lease financing obligations and $1,202 of capital lease obligations. Long-term debt at January 3, 2010 (including current portion) included $165,000 of the Company’s 9% senior subordinated notes, $106,900 of outstanding borrowings under its senior credit facility, $9,999 of lease financing obligations and $1,193 of capital lease obligations.